Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

June 5, 2002

Dear Sir/Madam:

We have read the first, second, and third paragraphs of Item 4 included in the Form 8-K dated June 5, 2002, of Zale Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By	/s/ Richard J. Howell

cc:
Mrs. Sue Gove, Zale Corporation

JM